Exhibit 10.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2004 by and among Ludo Reynders, an individual residing in Cary, North Carolina (“Employee”), and aaiPharma Inc., a Delaware corporation (the “Company”).

Background Statement

     Employee wishes to accept employment with the Company, and the Company wishes to employ Employee, on the terms and conditions set forth herein.

Statement of Agreement

     In consideration of the mutual covenants herein, Employee and the Company agree as follows:

     1. Employment. The Company agrees to employ Employee, and Employee agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

     2. Position and Responsibilities. During the period of Employee’s employment hereunder, the Company shall employ Employee with such responsibilities, duties and authorities as may be set by from time to time by the Board of Directors of the Company (the “Board”).

     3. Term of Employment. Subject to Section 6 of this Agreement, the term of Employee’s employment hereunder shall commence immediately and shall continue for two years; provided that this Agreement shall renew for successive one-year periods unless notice of termination of this Agreement is provided by Employee to the Company, or by the Company to Employee, within 90 days prior to the date such one-year renewal period would be scheduled to begin (the term of Employee’s employment pursuant to this Agreement being referred to herein as the “Period of Employment”).

     4. Duties. During the Period of Employment, Employee shall devote all of his business time, attention, skills and efforts to the business of the Company and the faithful performance of his duties hereunder; provided, however, that with the approval of the Board, Employee may engage in such other activities that, in the Board’s judgment, will not present any conflict of interest with the Company or any affiliate of the Company (a “Company Affiliate”) or adversely affect the performance of Employee’s duties pursuant to this Agreement. In the performance of his duties, Employee shall at all times be subject to the control and supervision of the Board or such individual or individuals as shall be designated by the Board.

     5. Compensation and Benefits. For all services rendered by the Employee to the Company in any capacity under this Agreement, the Company shall compensate Employee during the Period of Employment as follows:

     (a) Base Salary. The Company shall pay Employee an annual salary that is no less than a base salary (the “Base Salary”) of Five Hundred Fifty Thousand ($550,000) per year, subject to applicable federal and state income and social security tax withholding requirements. During the Period of Employment, the Base Salary may be increased as determined by the Board or its Compensation Committee. Employee’s salary shall be payable in accordance with the Company’s customary payroll practices.

     (b) Incentive Compensation. Employee shall be eligible to participate in such incentive compensation plans, including cash bonus plans and stock option plans, as the Board or its Compensation Committee may from time to time determine.

     (c) Employee Benefit Plans or Arrangements. Employee shall be eligible to participate in such other employee benefit plans of the Company, as presently in effect or as they may be modified or added to from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, subject to satisfaction of minimum term of service or other requirements set forth in such plans.

     (d) Vacation and Sick Leave. Employee shall be entitled to four weeks paid vacation per year and sick leave in accordance with the Company’s policies as adopted from time to time.

     (e) Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel and other business expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies in effect from time to time.

     (f) Tax Preparation and Financial Planning. The Company shall reimburse the Employee for all expenses up to a maximum Ten Thousand Dollars ($10,000) incurred by Employee in any calendar year during the Period of Employment for services performed by third parties in assisting Employee with the preparation of tax returns and provision of financial planning services.

     (g) Excise Tax. If a Change of Control occurs and if any payments received or to be received by Employee in connection with a Change of Control of the Company (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“the Code”), the Company will pay to Employee (or, to the extent required, withhold and pay to the applicable taxing authorities), within thirty days of any payments giving rise to the excise tax, an additional amount (the “gross-up payment”) such that the net amount retained or to be retained by Employee, after deduction of any excise tax on the Total Payments and any Federal and state and local income tax and excise tax on the gross-up payment provided for by this Section, will equal the Total Payments.

     For purposes of determining the amount of the additional payment, Employee will be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year that the payment is to be made, and state and local incomes taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination or the date that excise tax is withheld by the Company, net of the maximum reduction in Federal income taxes that could be obtained by deducting such state and local taxes.

     For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax and the amount of such excise tax, (1) the Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of the Company’s tax counsel, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code), whether in whole or in part, are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment or benefit will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code.

     If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, Employee will repay to the Company, when such reduction in excise tax is finally determined, the portion of the additional payment attributable to such reduction plus interest on the repayment at the rate provided in Section 1274(d) of the Code. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the additional payment), the Company will make an additional payment, determined in accordance with the principles set forth above, in respect of such excess (plus any interest payable with respect to such excess) when such excess is finally determined.

     6. Termination of Employment.

     (a) Termination by Company. The Company shall have the right to terminate Employee’s employment under this Agreement upon the death or Disability (as defined below) of Employee or for Cause (as defined below) without any further obligation to Employee under this Agreement. Termination for Disability or for Cause will be effective upon delivery of written notice of such termination to Employee.

(i)	“Disability” means any impairment of mind or body that renders Employee unable to perform his normal duties and functions hereunder for a continuous period of at least three months or is likely to prevent Employee from performing such duties and functions for more than six months during any 18-month period, as determined in good faith by a physician selected by the Board. Any refusal by Employee to submit to a medical examination for the purpose of certifying Disability under this Section shall be deemed conclusively to constitute evidence of Employee’s Disability.

(ii)	“Cause” means (A) the repeated failure of Employee to perform his duties hereunder in a competent and professional manner; (B) the commission of an act by Employee constituting financial dishonesty against the Company or any Company Affiliate; (C) any knowing falsification of information to be submitted by or on behalf of the Company or any Company Affiliate to the Food and Drug Administration or other governmental authority; (D) the failure to cooperate in any investigation by the Food and Drug Administration or other governmental authority of the Company or any Company Affiliate or any internal investigation by the Company, including by the Board or any committee of the Board; (E) the commission of an act by Employee involving a felony; (F) the commission of an act by Employee involving moral turpitude that brings the Company or any Company Affiliate into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or any Company Affiliate.

     (b) Termination Without Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for any reason subject to the provisions of this Section 6(b). In the event the Company shall terminate the Employee for any reason other than as provided in Section 6(a) (which the Company may do at anytime in its sole discretion), the Company shall pay to Employee an amount equal to his Base Salary, less applicable withholding for taxes. The Company, at its option, may pay such amounts either (i) in installments in the amounts and on the payment dates on which such Base Salary would have been paid if Employee had continued as an employee of the Company or (ii) as a single payment not later than 60 days after the date of termination, in which event the single payment shall be in an amount equal to the net present value (at an 8% discount rate) of the total amount of such payments. Such payments shall be Employee’s only remedy with respect to such termination.

     (c) Termination by Employee. Employee shall have the right to terminate his employment under this Agreement at any time for any reason upon delivery of written notice to the Company. In the event that, at any time within twelve months following a Change in Control (as defined below), Employee terminates his employment under this agreement for Good Reason (as defined below), as specified in the written notice of termination given by Employee to the Company, the Company shall pay to Employee his Base Salary, less applicable withholding for taxes, until the end of the twelve-month period following the Change of Control. The Company, at its option, may pay such amounts either (i) in installments in the amounts and on the payment dates on which such Base Salary would have been paid if Employee had continued as an employee of the Company or (ii) as a single payment not later than 60 days after the date of termination, in which event the single payment shall be in an amount equal to the net present value (at an 8% discount rate) of the total amount of such payments. A termination by Employee for Good Reason in accordance with the second sentence of this Section 6(d) shall not be deemed a voluntary termination of employment by Employee for the purpose of this Agreement or any plan or practice of the Company or its affiliates.

     (d) Definition of “Change in Control”. “Change in Control” shall mean:

(i)	An acquisition of any common stock, par value $0.001 per share, of the Company (“Common Stock”) or other Voting Securities (as defined below) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding Common Stock or (B) the combined voting power of the Company’s then-outstanding voting securities entitled to vote for the election of directors (the “Voting Securities”); provided, however, in determining whether a Change in Control has occurred, Common Stock or Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition of Common Stock (A) directly from the Company, (B) by an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (C) by the Company or any Related Entity, or (D) by any Person in connection with a “Non-Control Transaction” (as defined below);

(ii)	The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a two-thirds of the members of the Board, or following a Merger (as defined below), the board of directors of the ultimate Parent Corporation (as defined below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)	The consummation of:

(A)	A merger, consolidation or reorganization with or into the Company, or in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(1)	the stockholders of the Company immediately before such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a

“Parent Corporation”), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

(2)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger, constitute at least two-thirds of the members of the board of directors of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

(3)	no Person other than the Company, any Related Entity, or any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or any Person who, immediately prior to the Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; or

(B)	A complete liquidation or dissolution of the Company; or

(C)	The direct or indirect sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction (with the disposition of assets being regarded as a Merger for this purpose) or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock or Voting Securities which increases the percentage of the then outstanding Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     (e) Definition of “Good Reason”. “Good Reason” shall mean:

(i)	without Employee’s consent, (A) the assignment to Employee of any new duties or responsibilities substantially inconsistent in character with Employee’s duties and responsibilities within the Company immediately prior to a Change in Control, (B) any substantial adverse change in Employee’s duties and responsibilities as in effect immediately prior to a Change in Control, including, but not limited to, a reduction in duties or responsibilities that occurs because the Company is no longer an independent publicly-held entity, (C) a change in any annual or long term incentive plan in which Employee participated immediately prior to the Change in Control such that Employee’s opportunity, in the aggregate, to earn incentive compensation is materially impaired, (D) a material reduction in the aggregate value of Company perquisites made available to Employee, (E) an elimination or material impairment of Employee’s ability to participate in retirement plans comparable to those in which Employee participated immediately prior to the Change in Control, (F) any substantial increase in Employee’s obligation to travel on the Company’s business over Employee’s business travel obligations during the year prior to the Change in Control;

(ii)	the failure of the Company to comply with any of its obligations under Section 5 of this Agreement;

(iii)	without Employee’s consent, the relocation of Employee’s work site to a location that is more than fifty (50) miles from the offices of the Company at which Employee was employed immediately prior to the Change in Control, or the failure of the Company to pay or reimburse Employee, in accordance with the Company’s relocation policy for its employees in existence immediately prior to a Change in Control, for all reasonable costs and expenses, plus “gross ups,” if any, referred to in such policy incurred by Employee relating to a change of Employee’s principal residence in connection with any such relocation to which Employee consents.

     7. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of the Employee.

     8. Employee’s Representation. Employee represents that his experience and capabilities are such that the provisions of Section 9(a) will not unreasonably limit him in earning a livelihood.

     9. General Provisions.

     (a) Entire Agreement. This Agreement, the offer letter agreement executed by the Employee and the Company dated September 27, 2004, and the Covenant Not to Compete and the Assignment of Invention Agreements, each dated as of the date hereof between the Employee and the Company, contain the entire understanding between the parties hereto relating to the employment of Employee by the Company and supersedes any and all prior employment, compensation or retirement agreements between the Company and Employee.

     (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of Employee and his estate, legal representatives and assigns, provided, however, that in no event shall Employee’s obligations to perform services for the Company be delegated or transferred by Employee.

     (c) Amendment of Agreement. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between the parties to this Agreement shall be deemed to affect, modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     (d) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein. Employee agrees to submit to any medical or other examination and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

     (e) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to him at his residential address, and in the case of Company, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section.

     (f) Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

     (g) Counterparts. This Agreement may be executed on separate counterparts each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     (h) Headings. The headings in the sections of this Agreement are for convenience only and shall not be deemed to constitute a part thereof and shall not affect the constructions or interpretation of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, all as of the day and year first above written.

aaiPHARMA INC.

By:	/s/ James G. Martin

	Name:	James G. Martin

	Title:	Chairman, Compensation Committee

EMPLOYEE

/s/ Ludo Reynders

LUDO REYNDERS

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